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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 333-76763-01
                                              -------------
                             Winchester Pasta, LLC/1/
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             (Exact name of registrant as specified in its charter)

                                 85 Shannon Road
                                 Harrisburg, PA
                                 (717) 526-2200
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

            Guaranties of 9 1/4 % Senior Subordinated Exchange Notes
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(i)  [ ]
              Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                          Rule 15d-6           [X]

                     Approximate number of holders of record
                  as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, New World Pasta Company, the successor in interest to Winchester Pasta, LLC, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          NEW WORLD PASTA COMPANY

DATE: February 23, 2001                   By: /s/ Mark E. Kimmel
                                             -------------------
                                          Name: Mark E. Kimmel
                                          Title: General Counsel

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/1/ On January 1, 2001, Winchester Pasta, LLC was merged with and into New World
    Pasta Company, a Delaware company subject to Section 15(d) of the Securities Exchange Act of 1934.